Exhibit 10.11

March 4, 2013

Michael D. Rogers, Ph.D.

101 Ellsworth Place

Chapel Hill, NC 27516

Dear Michael,

Chimerix is pleased to extend an offer of employment to you for the position of Chief Development Officer reporting to Kenneth Moch, President and Chief Executive Officer. We hope that you will accept this offer and look forward to having a mutually successful relationship with you. Your anticipated hire date will be March 4, 2013.

The following are the terms of this offer:

Base Salary:	Your per pay period base salary will be $11,458.33 (annualized, $275,000.00). Currently, paychecks are issued semi-monthly for a total of 24 pay periods per year.

Stock Options:	You will be granted an option to purchase 350,000 shares of Chimerix common stock. All stock option grants are subject to the vesting schedule and terms and conditions outlined in the Chimerix 2012 Equity Incentive Plan (the “Plan”). You will be issued a grant notice, option agreement and details of the Plan. Such shares shall vest over a period of four years so long as you continue to provide services to the Company, with 25% vesting one year from the vesting commencement date and the balance vesting at the rate of 1/36 per month over the remaining three years. The exercise price of the options to be granted will be equal to the fair market value per share of Chimerix common stock on the date of grant, as determined by the Chimerix Board of Directors (the “Board”).

2505 Meridian Parkway, Suite 340 • Durham, NC 27713 • Phone (919) 806-1074 • Fax (919) 806-1146

Michael D. Rogers, Ph.D.

March 4, 2013

The Plan contains a standard “double trigger” vesting acceleration provision, under which if an optionholder’s employment is terminated without cause or he/she resigns for good reason within 13 months after a change of control of Chimerix, the vesting of his/her stock option will be accelerated in full. This vesting acceleration provision will be modified for your option such that if a change of control is consummated within the first three months following your start date, and a qualifying termination or resignation occurs, a portion of your option vesting will accelerate such that 12 months’ total will vest. For a change of control consummated after the first three months of your employment, the standard vesting acceleration provision will apply.

Additionally, as part of the Chimerix senior management team you will be eligible for an annual bonus of up to 25% of your base salary, based on the accomplishment of annual performance goals set by the Board, and at the discretion of the Board.

Benefits:	As an employee of Chimerix you will be eligible for comprehensive health and dental insurance benefits for yourself and your eligible dependents, effective on the first day of employment. For the current plan year, 02/01/2013 -01I31/2014, Chimerix pays the entire monthly premium for this coverage. You will also be eligible for Company-paid term life insurance, short term and long-term disability insurance, effective on your hire date.

Additional benefits for which you will be eligible include: accrued vacation equal to Twenty (20) days per year and twelve (12) paid holidays per calendar year. With a March 4th start date, your vacation time in 2013 will be 16 days. You will also be eligible to participate in the Chimerix 401(k) Plan, effective on the first day of the month, following your date of hire (April 1, 2013). Full details of group benefits will be provided once you are on board.

Michael D. Rogers, Ph.D.

March 4, 2013

Chimerix is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or . the company may terminate your employment at any time, for any reason, with or without cause. No one other than the CEO has the authority to alter this employment relationship, either verbally or in writing.

As with all new employees, you will be asked to provide to the Company documentary evidence of your eligibility for employment in the United States when you join the Company. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies. If you have or have had access to trade secrets or other confidential, proprietary information developed by your former employer; the use of such information in performing your duties at Chimerix is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, formulae and business plans or strategies. You will be required to execute a standard Proprietary Information and Inventions Agreement with Chimerix, a copy of which is attached as Exhibit A.

If you accept this offer, the terms described in this letter, together with the Proprietary Information and Inventions Agreement, shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the company. Your duties may change from time to time, depending upon the needs of the company and your skills. This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

Michael D. Rogers, Ph.D.

March 4, 2013

We are very excited about the prospect of your joining our team. We are confident that you have much to contribute to the success of Chimerix. The strength of our technology, the quality and experience of our personnel and your presence will facilitate this success.

This offer expires five business days after your receipt of this letter and is contingent on you passing our pre-employment background check. If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below and returning the original to us in the envelope provided. You may also forward your acceptance via secured fax to 919-313-6781. Please keep a copy for your records.

Mike, all of us at Chimerix look forward to your joining our team!

With warm regards,

CHIMERIX, Inc.

/s/ Kenneth I. Moch	/s/ Timothy W. Trost

Kenneth I. Moch	Timothy W. Trost
President and CEO	Sr. Vice President and CFO

Enclosures

Accepted:

/s/ Michael D. Rogers, Ph.D.	March 4, 2013
Michael D. Rogers, Ph.D.	Date